Exhibit 10.1

TAX ALLOCATION AGREEMENT

Dated as of September 29, 2006

by and between

FIRST DATA CORPORATION

and

THE WESTERN UNION COMPANY

TAX ALLOCATION AGREEMENT

TAX ALLOCATION AGREEMENT, dated as of September 29, 2006, by and between First Data Corporation, a Delaware corporation (“FDC”), and The Western Union Company, a Delaware corporation (“Western Union”) and, as of the date hereof, a wholly-owned subsidiary of FDC.

RECITALS

WHEREAS, FDC is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which currently files consolidated federal income Tax Returns;

WHEREAS, FDC, through its subsidiaries, currently provides electronic commerce and payment services throughout the world;

WHEREAS, as described in that certain Separation and Distribution Agreement dated as of the date hereof between FDC and Western Union (the “Separation Agreement”), FDC is effecting the separation of certain of its assets and businesses (as defined more fully below, the “Western Union Businesses”) on September 29, 2006 (the “Distribution Date”) through a series of related transactions (as defined more fully below, the “Western Union Spin-Off Transactions”);

WHEREAS, FDC has obtained a private letter ruling from the Internal Revenue Service (the “IRS”) dated September 1, 2006 (the “Tax Ruling”) and an opinion of Sidley Austin LLP, dated the date hereof (the “Tax Opinion”), in each case generally to the effect that, among other things, the Western Union Spin-Off Transactions generally will qualify as tax-free to FDC, FDC stockholders and Western Union under Sections 355, 368 and related provisions of the Code;

WHEREAS, after the Distribution Date, none of the Western Union Parties (as hereinafter defined) will be a member of any federal affiliated group, as defined in Section 1504(a) of the Code, of which FDC or any of its Affiliates is the common parent, or any successor group thereto;

WHEREAS, FDC and Western Union desire, on behalf of themselves, and the FDC Parties (as hereinafter defined) and the Western Union Parties, respectively, and their successors to set forth their rights and obligations with respect to Taxes due for periods before, on and after the Distribution Date; and

WHEREAS, capitalized terms used but not defined herein have the meanings set forth in the Separation Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement:

“Affiliate” means, with respect to any Person, any person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Agreement” means this Tax Allocation Agreement as the same may be amended from time to time.

“Anticipated Tax Consequences” means the federal income tax consequences described in (1) the enumerated rulings of the IRS set forth in the Tax Ruling and (2) the opinions of counsel set forth in the Tax Opinion.

“Applicable Federal Rate” means the federal short-term rate set forth in Section 1274(d) of the Code, compounded quarterly.

“CESI Holdings” means CESI Holdings, Inc., a Delaware corporation.

“Claim” has the meaning set forth in Section 5.03(a) of this Agreement.

“Code” has the meaning set forth in the first recital to this Agreement.

“Control” (and with correlative meaning, “Controlled”) means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, Western Union and FDC shall not be deemed to be under common Control for purposes hereof solely due to the fact that Western Union and FDC indirectly or directly have stockholders in common.

“Controlling Party” has the meaning set forth in Section 5.01 of this Agreement.

“Distributed Companies” means FDCS Holdings, CESI Holdings, TeleCheck, EBP Re, Ltd., IPS Holdings, Inc., Virtual Financial Services, LLC, First Data Canada Limited and their respective Subsidiaries (including those formed or acquired after the date hereof).

“Distribution Date” has the meaning set forth in the third recital to this Agreement.

“ECG” means E Commerce Group, Inc., a New York corporation.

“Effective Time” has the meaning set forth in the Separation Agreement.

“FDC” has the meaning set forth in the preamble to this Agreement.

“FDC Businesses” means (a) all businesses and operations of the FDC Parties, and (b) the FDC Former Businesses.

“FDC Former Businesses” has the meaning set forth in the Separation Agreement.

“FDC Parties” means FDC and its Subsidiaries (including those formed or acquired after the date hereof), other than the Western Union Parties.

“FDC Tainting Act” means, without duplication:

(a) any inaccuracy or breach of any representation, warranty, or covenant that is made by FDC pursuant to Article II of this Agreement; or

(b) any action (or failure to take any reasonably available action) by any of the FDC Parties, their officers, employees or agents, after the Distribution Date (other than an action contemplated by the Separation Agreement).

“FDC Tax Certificate” means the “First Data Tax Certificate”, dated as of the date hereof, delivered by FDC to Sidley Austin LLP in connection with the Tax Opinion.

“FDC Taxes” has the meaning set forth in Section 3.03(b) of this Agreement.

“FDCS Holdings” means First Data Commercial Services Holdings, Inc., a Delaware corporation.

“FFMC” means First Financial Management Corporation, a Georgia corporation.

“Filing Party” has the meaning set forth in Section 4.01 of this Agreement.

“Final Determination” means with respect to any issue (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (ii) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

“Former Business” means any corporation, partnership, entity, division, business unit or business within the definition of Rule 11-01(d) of Regulation S-X (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part).

“GMT” means GMT Group, Inc., a Delaware corporation.

“Governmental Authority” means any foreign, federal, state, local or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral body.

“Inconsistent Action” means any action (or failure to take any action contemplated by the Ruling Request) that is inconsistent with (i) the facts and representations described in, or the representations or other statements made in connection with, the Ruling Request, the Tax Ruling, the FDC Tax Certificate (in the case of FDC) or Western Union Tax Certificate (in the case of Western Union) or the Tax Opinion or (ii) the representations, warranties or covenants in the Transaction Agreements.

“Indemnitor” has the meaning set forth in Section 5.02 of this Agreement.

“Independent Firm” has the meaning set forth in Section 7.01 of this Agreement.

“IRS” has the meaning set forth in the fourth recital to this Agreement.

“Liable Party” has the meaning set forth in Section 4.01 of this Agreement.

“Participation” (and, with correlative meaning, “Participate”) means, with respect to a Tax Contest and without limitation, (i) receiving timely notice of and attending all material meetings, depositions, hearings and trials (either in person or telephonically) relating to such Tax Contest; (ii) receiving copies of all material correspondence from the relevant Governmental Authority relating to such Tax Contest and (iii) being offered the opportunity to review and comment on all material correspondence to the relevant Governmental Authority relating to such Tax Contest.

“Paymap” means Paymap Inc., a Delaware corporation.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, entity, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Post-Distribution Period” means any taxable year or other taxable period beginning after the Distribution Date and, in the case of any taxable year or other taxable period that begins on or before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins on or before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

“Restructuring Taxes” means any Taxes (and other liabilities, including, without limitation, liability for Taxes of stockholders for which Western Union or FDC is determined to be liable and the costs of defending against the imposition of such Taxes and other liabilities) imposed as a result a Final Determination inconsistent with the Anticipated Tax Consequences.

“Ruling Request” means that certain ruling request of FDC submitted to the IRS on May 12, 2006 (including the exhibits thereto) and any supplements thereto (including exhibits).

“Separation Agreement” has the meaning set forth in the third recital to this Agreement.

“Subsidiary” means, when used with reference to any Person, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or Controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person Controls, or has the right, power or ability to Control, that Person. After the Distribution, FDC and Western Union shall not be deemed to be under common Control for purposes hereof due solely to the fact that FDC and Western Union have common stockholders.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Contest” has the meaning set forth in Section 5.01 of this Agreement.

“Tax Opinion” has the meaning set forth in the fourth recital to this Agreement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Ruling” has the meaning set forth in the fourth recital to this Agreement.

“TeleCheck” means TeleCheck International, Inc., a Georgia corporation.

“Transaction Agreements” has the meaning set forth in the Separation Agreement.

“Transaction Taxes” has the meaning set forth in Section 3.04(b) of this Agreement.

“Western Union” has the meaning set forth in the preamble to this Agreement.

“Western Union Businesses” means (a) all businesses and operations of the Western Union Parties and (b) the Western Union Former Businesses.

“Western Union Former Businesses” has the meaning set forth in the Separation Agreement.

“Western Union Parties” means Western Union, the Western Union Subsidiaries and any other Subsidiary of Western Union (including those formed or acquired after the date hereof), in each case, other than the Distributed Companies.

“Western Union Spin-Off Transactions” means the transactions described in the initial Ruling Request under the heading “General Information—Overview of Proposed Transactions—Detailed Description of Transaction—Transaction Steps” (as may have been modified in supplemental submissions to the IRS).

“Western Union Subsidiaries” means, collectively, ECG, FFMC, GMT, Paymap, WUSI and each Subsidiary of any of the foregoing, in each case, other than the Distributed Companies.

“Western Union Tainting Act” means, without duplication:

(a) any inaccuracy or breach of any representation, warranty, or covenant that is made by Western Union pursuant to Article II of this Agreement; or

(b) any action (or failure to take any reasonably available action) by any of the Western Union Parties, their officers, employees or agents, after the Distribution Date (other than an action contemplated by the Separation Agreement).

“Western Union Tax Certificate” means the “Western Union Tax Certificate”, dated as of the date hereof, delivered by Western Union to Sidley Austin LLP in connection with the Tax Opinion.

“Western Union Taxes” has the meaning set forth in Section 3.03(a) of this Agreement.

“WUFSI” means Western Union Financial Services, Inc., a Colorado corporation.

“WUSI” means Western Union Services Inc., a Maryland corporation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS

2.01 Representations.

(a) Western Union hereby represents and warrants that (i) as of the Effective Time, none of the Western Union Parties or their officers, employees or agents, (A) knows of any fact (other than a fact set forth in the Ruling Request or the Transaction Agreements) that would jeopardize the Anticipated Tax Consequences; (B) has taken, or has any plan or intention to take, any Inconsistent Action; or (C) has entered into any agreement, understanding, arrangement or substantial negotiation with respect to any direct or indirect acquisition of stock (including, without limitation, stock issuances, option grants, capital contributions, acquisitions, and changes in voting power of any of its stock), or has had any discussions with an investment banker with respect to any public offering of stock, in any case that could reasonably be expected to be part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code and the Treasury regulations thereunder) that includes the Western Union Spin-Off Transactions, (ii) it has examined (A) the Tax Ruling; (B) the Tax Opinion; (C) all materials relating to the Tax Ruling that were submitted to the IRS; and (D) the Western Union Tax Certificate and any other materials delivered or deliverable by any of the Western Union Parties or their officers, employees or agents in connection with the issuance of the Tax Opinion and the Tax Ruling, and (iii) all facts stated and representations made in the documents referred to in clause (ii), to the extent delivered by, or descriptive of or otherwise relating to, any Western Union Party, were and will be from the time delivered, presented or made through and including the Distribution Date true, correct and complete in all material respects.

(b) FDC hereby represents and warrants that (i) as of the Effective Time, none of the FDC Parties or their officers, employees or agents, (A) knows of any fact (other than a fact set forth in the Ruling Request or the Transaction Agreements) that would jeopardize the Anticipated Tax Consequences; (B) has taken, or has any plan or intention to take, any Inconsistent Action; or (C) has entered into any agreement, understanding, arrangement or substantial negotiation with respect to, or has effected, any direct or indirect acquisition of stock (including, without limitation, stock issuances, option grants, capital contributions, acquisitions, and changes in voting power of any of its stock), or has had any discussions with an investment banker with respect to any public offering of stock, in any case that could reasonably be expected to be part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code and the Treasury regulations thereunder) that includes the Western Union Spin-Off Transactions, (ii) it has examined (A) the Tax Ruling; (B) the Tax Opinion; (C) all materials relating to the Tax Ruling that were submitted to the IRS; and (D) the FDC Tax Certificate and any other materials delivered or deliverable by any of the FDC Parties or their officers, employees or agents in connection with issuance of the Tax Opinion and the Tax Ruling, and (iii) all facts stated and representations made in the documents referred to in clause (ii), to the extent delivered by, or descriptive of or otherwise relating to, any FDC Party, were and will be from the time delivered, presented or made through and including the Distribution Date true, correct and complete in all material respects.

2.02 Covenants.

(a) Each of FDC and Western Union covenants and agrees that, following the Distribution Date, none of the Western Union Parties or the FDC Parties, as the case may be, or their officers, employees or agents, will (i) take any Inconsistent Action (including, without limitation, repurchasing any shares of common stock of FDC or Western Union, respectively, except to the extent consistent with the requirements of Revenue Procedure 96-30, failing to continue any active business on which the Anticipated Tax Consequences were based, and voluntarily dissolving, liquidating, merging or consolidating with any other person); (ii) enter into any agreement, understanding, arrangement or substantial negotiations with respect to any direct or indirect acquisition of stock (including, without limitation, stock issuances, option grants, capital contributions, acquisitions, and changes in voting power of any of its stock), or any discussions with an investment bank with respect to any public offering of its stock, in any case that could reasonably be expected to be part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code and the Treasury regulations thereunder) that includes the Western Union Spin-Off Transactions; (iii) file any request for amendment or supplement to the Tax Ruling without the consent of the other, which consent shall not be unreasonably withheld; or (iv) take any position on a Tax Return that is inconsistent with the Anticipated Tax Consequences.

(b) Notwithstanding the foregoing, either party shall be permitted to take an action inconsistent with Section 2.02(a) if, prior to taking such action, such party (i) provides written notification to the other party of its plans with respect to such action, (ii) promptly responds to any inquiries by the other party following such notification and (iii) unless the other party agrees otherwise in writing, (A) obtains a ruling from the IRS that is reasonably satisfactory to the other party to the effect that, on the basis of facts and representations consistent with the facts at the time of such action, such action will not affect the Anticipated Tax Consequences and (B) obtains an opinion, reasonably satisfactory to the other party, from an independent nationally recognized tax counsel reasonably acceptable to the other party to the effect that, on the basis of facts and representations consistent with the facts at the time of such action, such action will not affect the Anticipated Tax Consequences; provided, that in the case of an action specified in clause (ii) of Section 2.02(a), if the IRS will not issue a ruling on the grounds that such a ruling is not available under a “no rule”, “comfort ruling” or similar policy, and if such opinion of tax counsel is to the effect that such action will satisfy one or more of the “safe harbors” set forth in Treas. Reg. § 1.355-7(d), as in effect and applicable with respect to such action, the party that delivers such opinion shall be permitted to take such action without obtaining a ruling from the IRS regarding such action, notwithstanding the preceding clause (A) of this Section 2.02(b).

ARTICLE III

TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS

3.01 Obligations to File Tax Returns.

(a) FDC shall timely file or cause to be timely filed all Tax Returns with respect to (i) any of the FDC Parties or in respect of any FDC Business and (ii) any of the Western Union Parties or in respect of any Western Union Business that (A) are due on or prior to the Distribution Date or (B) are due after the Distribution Date and (x) relate to any period beginning on or prior to the Distribution Date and (y) are filed on a consolidated, combined or unitary basis with any FDC Party. Western Union shall timely file or cause to be timely filed any other Tax Returns with respect to any Western Union Party or in respect of any Western Union Business. Notwithstanding the foregoing and for the avoidance of doubt, Western Union shall be required to file any IRS Forms 1099 not yet due as of the Distribution Date that report payments made to persons providing services to any Western Union Party, regardless of when such services were provided.

(b) Unless otherwise required by law, any Tax Return that is filed on a consolidated, combined or unitary basis and includes any Western Union Party that is filed by FDC on or after the Distribution Date with respect to a Pre-Distribution Period shall be prepared in a manner consistent with the elections, methods of accounting, positions, conventions and principles of taxation and the manner in which any Tax item or other information is reported as reflected in comparable Tax Returns filed before the date of this Agreement.

(c) Promptly after either FDC or Western Union files a Tax Return after the Distribution Date pursuant to Section 3.01(a) that, in whole or in part, relates to Taxes for which a Western Union Party or a FDC Party, respectively, is liable under this Agreement, FDC or Western Union, as the case may be, shall provide the other with a copy of such Tax Return (including, in the case of a consolidated Tax Return, a copy of the complete Tax Return).

3.02 Obligation To Remit Taxes. Each of FDC and Western Union shall remit or cause to be remitted any Taxes due in respect of any Tax Return that it is required to file or cause to be filed pursuant to Section 3.01, and shall be entitled to reimbursement for such payments to the extent provided in Section 3.03.

3.03 Tax Sharing Obligations And Prior Agreements.

(a) From and after the Distribution Date, Western Union shall be liable for and pay, and shall indemnify, defend, and hold harmless FDC and each of the FDC Parties from and against, any and all Losses and Expenses incurred or suffered by FDC or one or more of the FDC Parties in connection with or arising from (i) any Taxes (excluding Restructuring Taxes) that are attributable to or imposed in respect of any of the Western Union Parties, the Western Union Businesses or any employees, assets or transactions of the Western Union Businesses (including any Pre-Distribution Period or

Post-Distribution Period and taking into account the allocation principles of Sections 3.05 and 3.09) (“Western Union Taxes”) and (ii) any Restructuring Taxes for which Western Union is liable pursuant to Section 3.04. Any liability of Western Union with respect to any Tax pursuant to this Section 3.03(a) shall be reduced by estimated payments with respect to such Tax previously made to FDC. Western Union shall be entitled to any refund of or credit for Taxes for which Western Union is responsible under this Section 3.03(a).

(b) From and after the Distribution Date, FDC shall be liable for and pay, and shall indemnify, defend, and hold harmless Western Union and each of the Western Union Parties from and against, any and all Losses and Expenses incurred or suffered by Western Union or one or more of the Western Union Parties in connection with or arising from (i) any Taxes (excluding Restructuring Taxes) that are attributable to or imposed in respect of any of the FDC Parties, the FDC Businesses or any employees, assets or transactions of the FDC Businesses (including any Pre-Distribution Period or Post-Distribution Period and taking into account the allocation principles of Sections 3.05 and 3.09) (“FDC Taxes”) and (ii) any Restructuring Taxes for which FDC is liable pursuant to Section 3.04. FDC shall be entitled to any refund of or credit for Taxes for which FDC is liable under this Section 3.03(b).

(c) To the extent that any fees, costs or expenses paid by one party pursuant to Section 11.1 of the Separation Agreement provide a Tax benefit to the other party during any Post-Distribution Period, the party receiving such Tax benefit shall remit to the paying party the amount of such benefit, net of any reasonable third-party out-of-pocket costs incurred to determine the amount of such benefit, for all affected taxable years or periods, with the amount of such benefit mutually determined by the parties using reasonable assumptions (for example, as to the timing of the benefits and the federal and state income tax rates applicable in determining the amount of such benefits) and present value concepts. For the avoidance of doubt, no amount shall be due or owing by any of the FDC Parties to any Western Union Party with respect to any Tax benefit recognized by any of the FDC Parties relating to, or arising from, the exercise of Western Union options (or vesting of Western Union restricted stock) by any current or former employee of, or other party providing services to, any FDC Party.

(d) This Agreement and the Separation Agreement (and, to the extent relevant, the other Transaction Agreements) shall, from and after the Distribution Date, constitute the sole agreements governing tax matters among the FDC Parties and the Western Union Parties, and except as set forth in such Agreements any and all prior Tax sharing agreements or practices between any of the FDC Parties, on the one hand, and any of the Western Union Parties, on the other hand, shall be terminated as of the Distribution Date.

3.04 Restructuring Taxes; Other Taxes Relating To The Western Union Spin-Off Transactions.

(a) Subject to Section 3.04(b), FDC shall be liable for all Restructuring Taxes other than Restructuring Taxes that are imposed solely as a result of a Western Union Tainting Act, for which Western Union shall be liable.

(b) Notwithstanding Section 3.04(a), each of Western Union and FDC shall be liable for fifty percent (50%) of Restructuring Taxes (i) that would not have been imposed but for the existence of both a Western Union Tainting Act and an FDC Tainting Act, or (ii) where both a Western Union Tainting Act and an FDC Tainting Act occur, and each of the Western Union Tainting Act and the FDC Tainting Act, standing alone, would have resulted in the imposition of such Restructuring Taxes.

(c) FDC shall determine the amount of sales, transfer, value added or other similar taxes or fees (including, without limitation, all real estate, patent, copyright and trademark transfer taxes and real estate recording fees but excluding patent, copyright, and trademark recording fees and Restructuring Taxes) payable in connection with the Western Union Spin-Off Transactions (the “Transaction Taxes”). Each of FDC and Western Union shall timely file (or cause to be timely filed) with the appropriate taxing authorities the Tax Returns relating to such Transaction Taxes required under applicable Tax law to be filed by it, and shall remit (or cause to be remitted) payment of the Transaction Taxes due in respect of any such Tax Return. Transaction Taxes shall be the liability of the party that is primarily liable therefor under applicable Tax law.

3.05 Period That Includes The Distribution Date.

(a) To the extent permitted by law or administrative practice, the taxable year of the Western Union Parties shall be treated for all federal, state and local tax purposes as closing at the close of the Distribution Date, and all Tax computations resulting therefrom shall be made pursuant to the principles of Treasury Regulation Section 1.1502-76(b) or a corresponding provision under the laws of an applicable state, local or foreign jurisdiction.

(b) If it is necessary for purposes of this Agreement to determine the liability for Taxes for a taxable year that begins on or before and ends after the Distribution Date and is not treated under Section 3.05(a) as closing at the close of the Distribution Date, the determination shall be made by assuming that such taxable year ended on a “closing of the books” basis at the close of the Distribution Date pursuant to the principles of Treasury Regulation Section 1.1502-76(b), except that exemptions, allowances or deductions that are calculated on an annual basis (such as property taxes) shall be apportioned on a daily basis.

3.06 Allocation Of Tax Items. In completing any Tax Returns to be filed or caused to be filed by FDC or Western Union under Section 3.01, Tax items (including, but not limited to, net operating losses and net capital losses) shall be allocated to the entity the operations of which produced such Tax items, in each case unless otherwise prohibited by the relevant Governmental Authority. Except as provided in Section 3.07, it is agreed and understood that neither FDC nor Western Union shall be obligated to make any compensating payments for the use of Tax attributes of the other party (or any Affiliate thereof) in any Pre-Distribution Period, including, for the avoidance of doubt, the use of foreign tax credits, net operating losses, net capital losses or the limitation described in Section 904(a) of the Code, whether in an originally filed Tax Return, an amended Tax Return or by reason of a carryback of any such item to a Pre-Distribution Period.

3.07 Carryback Provisions. Without the consent of FDC (such consent not to be unreasonably withheld), no Western Union Party shall carry back a loss, credit, or similar Tax attribute (unless required to carry back such Tax attribute by law) from a Post-Distribution Period to a Pre-Distribution Period during which any of the Western Union Parties joined in filing a Tax Return on a consolidated, combined, or unitary basis with one or more of the FDC Parties. If FDC consents to the carryback or if the carryback is required by law, FDC shall, at Western Union’s expense, file appropriate refund claims within a reasonable period after being requested by Western Union and promptly remit to Western Union any refunds received with respect to any Tax attribute so carried back.

3.08 Amended Returns. Western Union shall not, and shall not permit any Western Union Party to, amend any Pre-Distribution Period Tax Return originally filed on a consolidated, combined, or unitary basis with one or more of the FDC Parties without first obtaining the consent of FDC, which consent shall not be unreasonably withheld.

3.09 Allocation of Tax Liability. The portion of any Tax liability for any Pre-Distribution Period (other than Restructuring Taxes) determined on a combined, consolidated or unitary basis with respect to a group of corporations including one or more Western Union Parties, on the one hand, and one or more FDC Parties, on the other hand, that constitutes Western Union Taxes shall be determined on a separate company basis for all Western Union Parties consistent with the methodology previously used in making such determination for purposes of the pro forma Tax Returns and separate audited financial statements of WUFSI.

ARTICLE IV

PAYMENTS

4.01 General Tax Payments. With respect to any Taxes for which one party (the “Liable Party”) is liable under Section 3.03 and that are to be remitted in connection with Tax Returns to be filed by the other party (the “Filing Party”) after the Distribution Date pursuant to Sections 3.01 and 3.02, (i) upon the request of the Filing Party, the other party shall promptly provide to the Filing Party all information within the possession of the Liable Party and necessary to enable the Filing Party to file such Tax Returns and (ii) assuming compliance by the Liable Party with the Liable Party’s obligations under clause (i) (or written waiver by the Filing Party of such compliance), the Filing Party shall, not later than seven (7) days prior to the due date for remitting such Taxes (or, if the due date is within seven (7) days after the Distribution Date, as promptly following the Distribution Date as possible) provide the Liable Party with a written request showing in reasonable detail the calculation of the amount of Taxes

(and any other amounts) owing by the Liable Party to the Filing Party pursuant to this Agreement. The Liable Party shall have the right to object in writing to such calculation on or before three (3) days after the date on which such request is provided to the Liable Party, on the grounds that there is “substantial authority” (within the meaning of Section 6662 of the Code and the Treasury regulations thereunder) for the position that the Liable Party is claiming to be the correct position and, if the Liable Party provides the Filing Party with an opinion to such effect within two (2) days after such written objection, reasonably satisfactory to the Filing Party, from an independent nationally recognized tax counsel reasonably acceptable to the Filing Party, the relevant Tax Return and the amount owing by the Liable Party shall be adjusted in a manner consistent with such opinion. Absent an objection pursuant to the preceding sentence (or absent such an opinion), the Liable Party shall pay to the Filing Party any amount not in dispute on or before the day preceding the date such Tax is due (or, if earlier, the date identified in a notice delivered by the Filing Party on which the Filing Party intends to pay, and does pay, such tax) with additional amounts to be paid by the Liable Party (together with interest at the Applicable Federal Rate accruing from the date on which such Tax Return is filed) promptly upon resolution of any objection.

4.02 Other Payments. Other payments due to a party under Section 3.03 shall be paid by the Liable Party not later than thirty (30) days after the receipt or crediting of a refund or the receipt of notice of a Final Determination to the effect that the indemnified party is liable for an indemnified cost, together with interest at a rate equal to the Applicable Federal Rate from the date on which the indemnifying party receives such receipt, credit or notice.

4.03 Notice. FDC and Western Union shall give each other prompt written notice of any payment that may be due under this Agreement.

ARTICLE V

TAX AUDITS

5.01 General. Except as otherwise provided in this Agreement, each of Western Union and FDC (as the case may be, the “Controlling Party”) shall have sole responsibility for and control over all Tax inquiries, audits, examinations, investigations, disputes, litigation or other proceedings (each, a “Tax Contest”) involving a Tax for which it is liable pursuant to Article III of this Agreement (in all cases, at its own expense); provided, that FDC and Western Union shall each have the right to Participate (at its own expense) in any Tax Contest to the extent it relates to Taxes determined on a consolidated, combined or unitary basis if any FDC Party or Western Union Party, respectively, is a member of the consolidated, combined or unitary group to which such Taxes relate. In the case of a Tax Contest involving Taxes for which each of FDC and Western Union would be liable pursuant to Article III of this Agreement, the parties agree to use reasonable best efforts to separate the issues for resolution, in which case the party that would be liable for any Tax relating to each issue will be the Controlling Party with respect to that issue. To the extent the issues cannot be separated, the party that would bear the majority of the liability if all issues were resolved unfavorably shall be the Controlling Party. If the Controlling Party relinquishes in writing its responsibility for and control over a Tax Contest or, in the reasonable opinion of the non-Controlling Party, is not prosecuting a Tax Contest in a manner reasonably satisfactory to the non-Controlling Party, then the non-Controlling Party may (at its own expense) elect to take over the prosecution and resolution of such Tax Contest, it being understood that the election by a non-Controlling Party to take over the prosecution and resolution of a Tax Contest shall not limit in any way any rights to indemnification that the non-Controlling Party may have under the terms of this Agreement with respect to any Taxes imposed in connection with such Tax Contest.

5.02 Indemnified Claims In General. FDC or Western Union shall promptly notify the other in writing upon the receipt of a notice of assessment by the relevant Government Authority of an adjustment to a Tax Return that (i) may result in liability of the other party (the “Indemnitor”) under this Agreement or (ii) could reasonably be expected to have a material effect on the Tax Liability of the other party for any Post-Distribution Period. If the Indemnitor (or such other party) is not also the Controlling Party (as determined under Section 5.01), the Controlling Party shall provide the Indemnitor (or such other party) with all information within the possession of the Controlling Party about the nature and amounts of the proposed adjustments and, subject to additional rights of the Indemnitor (or such other party) in certain circumstances under Section 5.03 or Section 5.04 of this Agreement, shall permit the Indemnitor (or such other party) to Participate in the Tax Contest at the Indemnitor’s (or such other party’s) own expense. The Controlling Party shall not be required to indemnify the Indemnitor (or such other party) if the Controlling Party fails to notify or provide such information to the Indemnitor (or such other party) unless the Indemnitor (or such other party) is materially prejudiced by such failure and, in any such case, the Controlling Party shall be required to indemnify only to the extent of such prejudice.

5.03 Certain Tax Claims.

(a) Any issue raised by a Governmental Authority in any Tax Contest with respect to which the Indemnitor is not the Controlling Party that could result in liability to the Indemnitor under this Agreement is defined as a Claim (a “Claim”). The Controlling Party shall provide notice to Indemnitor pursuant to Section 5.02 of any such Claim. Except as provided in Section 5.03(d) and notwithstanding any other provision of this Agreement that may be construed to the contrary, the Controlling Party agrees to contest any Claim and not to settle any Claim without prior written consent of the Indemnitor, if within thirty (30) days after the notice described in Section 5.02 is received by the Indemnitor, (i) the Indemnitor requests in writing that such Claim be contested and (ii) the Indemnitor agrees in writing to pay on demand all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by the Controlling Party in connection with contesting such Claim. The Controlling Party, after reasonable consultation with the Indemnitor, shall determine in the Controlling Party’s sole discretion the nature of all actions to be taken to contest such Claim, including, without limitation, (x) whether any action to contest such Claim shall initially be by way of judicial or administrative proceeding, or both, (y) whether any such Claim shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (z) the court or other judicial body before which judicial action, if any, shall be commenced. To the extent the Indemnitor does not Participate in the Tax Contest, the

Controlling Party shall keep the Indemnitor (and, upon request by the Indemnitor, its counsel) informed as to the progress of the Tax Contest with respect to any Claim.

(b) If the Indemnitor requests that the Controlling Party accept a settlement of a Claim offered by the relevant Governmental Authority and if such Claim may, in the reasonable discretion of the Controlling Party, be settled without prejudicing any claims the relevant Governmental Authority may have with respect to matters unrelated to the Claim, the Controlling Party shall either accept such settlement offer or agree with the Indemnitor that the Indemnitor’s liability with respect to such Claim shall be limited to the lesser of (i) an amount related to such Claim calculated on the basis of such settlement offer plus (without duplication) interest and any penalties owed to the relevant Governmental Authority on the date of eventual payment or (ii) the amount related to such Claim calculated on the basis of a Final Determination.

(c) If, after consultation with the Indemnitor, the Controlling Party shall elect to pay the Tax claimed pursuant to a Claim and seek a refund, the Indemnitor shall provide sufficient funds to the Controlling Party (with no net after-Tax cost to the Controlling Party) to cover any applicable indemnity obligations of the Indemnitor. To the extent such refund claim is ultimately disallowed, the amount provided by the Indemnitor or portion thereof equal to the amount of the refund claim so disallowed shall be applied against the Indemnitor’s obligation to make indemnity payments pursuant to this Agreement. To the extent such refund claim is allowed, the Controlling Party shall pay to the Indemnitor all amounts provided to the Controlling Party with respect to the indemnity obligation within ten (10) days of the receipt of such refund (or if the Controlling Party would have received such refund but for the existence of a counterclaim or other claim not indemnified by the Indemnitor under this Agreement, within ten (10) days of the final resolution of the contest), plus an amount equal to any interest received (or that would have been received) from the relevant Governmental Authority that is properly attributable to such amount.

(d) Except as provided below, the Controlling Party shall not settle a Claim that the Indemnitor is entitled to require the Controlling Party to contest under Section 5.03(a) without the prior written consent of the Indemnitor, which consent may not be unreasonably withheld. At any time, whether before or after commencing to take any action pursuant to this Section 5.03 with respect to any Claim, the Controlling Party may decline to take action with respect to such Claim and may settle such Claim without the prior written consent of the Indemnitor by notifying the Indemnitor in writing that the Indemnitor is released from its obligations to indemnify the Controlling Party with respect to such Claim (which notification shall release the Indemnitor from such obligations except to the extent the Indemnitor has agreed in writing that it would be willing to have its liability calculated on the basis of a settlement offer, as provided in Section 5.03(b), at that point in the contest) and with respect to any Claim related to such Claim or based on the outcome of such Claim. If the Controlling Party settles any Claim or otherwise takes or declines to take any action pursuant to this paragraph, the Controlling Party shall pay to the Indemnitor any amounts paid or advanced by the Indemnitor with respect to such Claim (other than amounts payable by the Indemnitor in connection with a settlement offer pursuant to Section 5.03(b)), plus interest attributable to such amounts.

5.04 Certain Other Tax Claims.

(a) Notwithstanding anything herein to the contrary, the Controlling Party with respect to any issue arising in a Tax Contest agrees not to settle (or take any other action with respect to) such Tax Contest, to the extent such settlement (or other action) could reasonably be expected to have a material adverse effect on the Tax liability of the non-Controlling Party for any Post-Distribution Period, without the consent of the non-Controlling Party, which consent shall not be unreasonably withheld.

(b) Without limiting the foregoing, in the event that Western Union is the Controlling Party with respect to a Tax Contest involving a Tax Return for any Pre-Distribution Period filed on a consolidated, combined or unitary basis with one or more of the FDC Parties, then Western Union must consult in good faith with FDC before taking any course of action with respect to such Tax Contest that could reasonably be expected to have a material adverse effect on any FDC Party, including, without limitation, any course of action that would result in a material extension of the period during which the taxable year or period to which such Tax Contest relates remains subject to further audit or examination by any Governmental Authority. If any such material adverse effect on any FDC Party could reasonably be expected to occur, Western Union agrees to take all reasonable steps, as requested by FDC, to mitigate the adverse effect, including, without limitation, (i) severing the issue with respect to which Western Union is the Controlling Party from any remaining issues in the Tax Contest to the extent administratively or legally possible or (ii) requesting “fast track” or similar administrative appeals.

(c) Without limiting the foregoing, in the event that FDC is the Controlling Party with respect to a Tax Contest involving a Tax Return for any Pre-Distribution Period filed on a consolidated, combined or unitary basis with one or more of the Western Union Parties, then FDC must consult in good faith with Western Union before taking course of action with respect to such Tax Contest that could reasonably be expected to have a material adverse effect on any Western Union Party, including, without limitation, any course of action that would result in a material extension of the period during which the taxable year or period to which such Tax Contest relates remains subject to further audit or examination by any Governmental Authority. If any such material adverse effect on any Western Union Party could reasonably be expected to occur, FDC agrees to take all reasonable steps, as requested by Western Union, to mitigate the adverse effect, including, without limitation, (i) severing the issue with respect to which FDC is the Controlling Party from any remaining issues in the Tax Contest to the extent administratively or legally possible or (ii) requesting “fast track” or similar administrative appeals.

ARTICLE VI

COOPERATION; RECORD RETENTION

6.01 General. In addition to any obligations imposed pursuant to the Separation Agreement (including, without limitation, those specified in Section 14.7 of the Separation Agreement), FDC and Western Union shall cooperate with each other in the filing of any Tax Returns and the conduct of any Tax Contest and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments that do not result in Tax liability but could reasonably be expected to affect Tax Returns of the other party or its Affiliates for a Post-Distribution Period.

6.02 Cooperation With Respect To Tax Return Filings, Examinations And Tax Related Controversies. In addition to any obligations imposed pursuant to the Separation Agreement (including, without limitation, those specified in Section 14.7 of the Separation Agreement), each party shall fully cooperate (and shall cause its Affiliates to fully cooperate) with the other party (or its Affiliates) and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of any Tax Return required to be filed by such other party pursuant to Article III and (ii) any Tax Contest with respect to which such other party is the Controlling Party or a Participant. Such cooperation shall include, but shall not be limited to, (x) the execution and delivery to such other party any reasonably requested powers of attorney, (y) making available to such other party, during normal business hours, and within fifteen (15) days of any written request therefor, (A) all relevant books, records and information, (B) the assistance of all officers and employees and (C) access to any software, files or other data necessary to complete any Tax Return, in each case, to the extent reasonably requested. Specifically in regard to clause (B) of the preceding sentence (and without limiting the foregoing), it is the mutual intent of both parties that the income tax compliance personnel of Western Union shall continue after the Distribution Date, to the extent reasonably requested by FDC, to perform their Pre-Distribution Period duties and responsibilities associated with the preparation and filing of all federal, state or local income Tax Returns that (i) relate to any period beginning on or prior to the Distribution Date, (ii) are due after the Distribution Date, and (iii) are filed on a consolidated, combined or unitary basis involving one or more Western Union Parties and one or more FDC Parties.

6.03 Record Retention; Data Access. In addition to any obligations imposed pursuant to the Separation Agreement (including, without limitation, those specified in Section 14.7 of the Separation Agreement), FDC and Western Union shall (i) in accordance with their then current record retention policy, retain records, documents, accounting data and other information (including, without limitation, computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any FDC Party or any Western Union Party for any Pre-Distribution Period or any Post-Distribution Period or for the audit of such Tax Returns; and (ii) give to the other reasonable access to such records, documents, accounting data and other information (including, without limitation, computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting party. If at any time after the Distribution Date a Western Union Party proposes to destroy such material or information relating to an FDC Party, it shall first notify FDC in writing and FDC shall be entitled to receive such materials or information proposed to be destroyed. If at any time after the Distribution Date an FDC Party proposes to destroy such material or information relating to a Western Union Party, it shall first notify Western Union in writing and Western Union shall be entitled to receive such materials or information proposed to be destroyed.

6.04 Confidentiality. For the avoidance of doubt, to the extent applicable, the obligations imposed pursuant to the Separation Agreement (including, without limitation, those specified in Section 14.8 of the Separation Agreement) with respect to confidentiality shall apply with respect to any information relating to Tax matters.

ARTICLE VII

DISPUTES

If FDC and Western Union cannot agree on the calculation of any liability under this Agreement, or the interpretation or application of any provision under this Agreement, either party may provide to the other party written notice of intent to invoke the dispute resolution procedures of this Article VII. Within ten (10) days following the receipt of such written notice, FDC and Western Union shall jointly retain a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. If the parties cannot jointly agree on an Independent Firm to resolve the dispute within the ten (10) day period, then within a period of an additional ten (10) days, each party shall select a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties, and those firms shall jointly select an Independent Firm which shall make the determination under this Article VII. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. The Independent Firm shall determine the appropriate outcome based upon this Agreement with respect to each disputed item. The Independent Firm shall make such determinations by the earlier of (i) ninety (90) days from the date that it is selected and (ii) ten (10) days prior to the date on which response with respect to a disputed item is due to the relevant Governmental Authority, unless FDC and Western Union mutually agree on an extension of such period or the Independent Firm, in its discretion, determines that an extension of such period is warranted by exceptional circumstances; provided, that in all events, such determination shall be made no later than five (5) days prior to the date on which response with respect to a disputed item is due to the relevant Governmental Authority. FDC and Western Union shall provide the Independent Firm with such information or documentation as the Independent Firm deems in its discretion to be necessary for it to make the determinations requested of it. Any determination by the Independent Firm shall be in writing. Following the decision of the Independent Firm, FDC and Western Union shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne by the party that such Independent Firm determines has lost the dispute. In all other events, the fees and expenses relating to the

Independent Firm shall be shared based on the difference between the FDC’s position, on the one hand, and Western Union’s position, on the other hand, initially presented to the Independent Firm (based on the aggregate of all differences taken as a whole) and the final resolution as determined by the Independent Firm in proportion to the total difference between FDC’s and the Western Union’s initial positions.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.01 Entire Agreement. This Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings, if any, among the parties with respect to such subject matter. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound. If, and to the extent that, the provisions of this Agreement conflict with the Separation Agreement, or any other agreement entered into in connection with the Western Union Spin-Off Transactions, the provisions of this Agreement shall control.

8.02 Survival. Notwithstanding any provision in this Agreement to the contrary, the provisions of this Agreement shall survive until the expiration of any applicable statute of limitations; provided, that any liabilities determined under this Agreement shall survive indefinitely.

8.03 Headings. All headings contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement.

8.04 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

8.05 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

8.06 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.08 Notices. Any payment, notice or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile (or other electronic means), when confirmation of transmission is received, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier, when received. Any notice shall be addressed as follows:

If to FDC, to it at:

First Data Corporation

6200 South Quebec Street, Suite 430

Greenwood Village, Colorado 80111

Attention: Senior Vice President, Tax

Facsimile: (303) 967-7303

If to Western Union, to it at:

The Western Union Company

12500 East Belford Avenue, Mailstop M23B7

Englewood, Colorado 80112

Attention: Senior Vice President, Tax

Facsimile: (720) 332-0609

8.09 No Third-Party Beneficiaries. Nothing in this document shall be deemed to create any right in any person not a party hereto and this instrument shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party except as aforesaid.

8.10 Mutual Drafting. This Agreement shall be deemed to be the joint work product of FDC and Western Union and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

FIRST DATA CORPORATION

By:	/s/ Kimberly S. Patmore
	Name:	Kimberly S. Patmore
	Title:	Executive Vice President and Chief Financial Officer

THE WESTERN UNION COMPANY

By:	/s/ David G. Barnes
	Name:	David G. Barnes
	Title:	Executive Vice President Finance and Strategic Development